Angion Provides Corporate Update and Reports Second Quarter 2022 Financial Results
Uniondale, NY – August 15, 2022 – Angion Biomedica Corp (NASDAQ:ANGN), a biopharmaceutical company that has focused on the discovery, development, and commercialization of novel small molecule therapeutics to address fibrotic diseases, today provided a corporate update and reported its financial results for the quarter ended June 30, 2022.

On June 29, 2022, Angion announced discontinuation of JUNIPER, its Phase 2 dose-finding trial of ANG-3070 in patients with primary proteinuric kidney diseases, specifically focal segmental glomerulosclerosis (FSGS) and immunoglobulin A nephropathy (IgAN). This trial, which began enrolling patients in December 2021, was discontinued in the interest of patient safety based upon a reassessment of the risk/benefit profile of ANG-3070 in patients with established serious kidney disease.

On July 25, 2022, Angion announced the commencement of a process to explore and evaluate strategic options to enhance and preserve shareholder value and the engagement of Oppenheimer & Co., Inc. as the company’s strategic advisor to assist in this process. Potential strategic options to be explored or evaluated as part of this process may include, but are not limited to, merger, reverse merger, other business combination, sale of assets, licensing, or other strategic transactions involving Angion. There can be no assurance the exploration of strategic alternatives will result in any agreements or transactions, or, if completed, any agreements or transactions will be successful or on attractive terms. Angion has discontinued development of ANG-3070 for all indications and discontinued most other development activities pending conclusion of this process.

“The strategic options process is under way and we are taking the steps we deem appropriate to preserve cash resources,” stated Dr. Jay Venkatesan, Angion’s President and Chief Executive Officer. “As we noted in our press release on July 25, we do not expect to disclose developments with respect to this process unless and until the process has been completed or a disclosure is otherwise deemed necessary or legally required.”

Second Quarter 2022 Financial Results
As of June 30, 2022, Angion had cash and cash equivalents totaling $63.4 million. Angion expects current cash resources to be sufficient to fund projected operating requirements for at least 12 months following the issuance date of its condensed consolidated financial statements.

Contract revenue for the quarter ended June 30, 2022 was $0.7 million compared with $0.5 million in the second quarter of 2021.
Research and development expenses for the quarter ended June 30, 2022 were $6.1 million compared with $14.4 million in the second quarter of 2021.
General and administrative expenses for the quarter ended June 30, 2022 were $3.6 million compared with $4.3 million in the second quarter of 2021.
Other income (expense) for the quarter ended June 30, 2022 was $(0.1) million compared with $1.2 million in the second quarter of 2021.
Net loss for the quarter ended June 30, 2022 was $9.1 million, or $0.30 per share, compared with $17.1 million, or $0.58 per share, in the second quarter of 2021.
About Angion
Angion has focused on the discovery, development, and commercialization of novel small molecule therapeutics to address fibrotic diseases. For more information, please visit angion.com.

Forward Looking Statements
Statements contained in this press release regarding matters that may occur in the future are “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including but not limited to statements in this press release regarding Angion’s plans to explore and evaluate strategic options to enhance and preserve shareholder value and take other actions to immediately reduce cash burn and Angion’s expectation to have cash sufficient to fund its planned operations for the 12 months following the issuance date of our condensed consolidated financial statements. Such statements are subject to risks and uncertainties, and actual results may differ materially from those expressed or implied by such forward-looking statements. In particular, the following factors, among others, could cause results to differ materially from those expressed or implied by such forward-looking statements: Angion’s ability to execute its planned exploration and evaluation of strategic alternatives; and unexpected demands on Angion’s cash resources. For a fuller description of risks and uncertainties that could cause actual results to differ from those expressed in forward-looking statements, see Angion’s Annual Report on Form 10-K for the year ended December 31, 2021, filed with the Securities and Exchange Commission on March 30, 2022, and Angion’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2022, to be filed with the Securities and Exchange Commission on August 15, 2022, especially, in each case, under the caption “Risk Factors,” as well as other documents that may be filed by Angion from time to time with the Securities and Exchange Commission. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Angion undertakes no obligation to update any forward-looking statement in this press release, except as required by law.
Contact
David D. Miller
Sr. Director of Corporate Affairs
investors@angion.com

ANGION BIOMEDICA CORP.
Condensed Consolidated Statements of Operations
(in thousands, except share and per share amounts)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Revenue:
Contract revenue	$653	$540	$2,301	$911
Total revenue	653	540	2,301	911
Operating expenses:
Research and development	6,073	14,444	17,740	28,742
General and administrative	3,615	4,340	8,081	10,352
Total operating expenses	9,688	18,784	25,821	39,094
Loss from operations	(9,035)	(18,244)	(23,520)	(38,183)
Other income (expense), net	(104)	1,172	141	(15,576)
Net loss	(9,139)	(17,072)	(23,379)	(53,759)
Net loss per common share, basic and diluted	$(0.30)	$(0.58)	$(0.78)	$(2.02)
Weighted average common shares outstanding, basic and diluted	29,973,886	29,670,329	29,966,609	26,574,290

ANGION BIOMEDICA CORP.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	June 30, 2022	December 31, 2021
Assets
Current assets
Cash and cash equivalents	$63,372	$88,756
Grants receivable	—	806
Prepaid expenses and other current assets	2,513	1,685
Total current assets	65,885	91,247
Property and equipment, net	388	451
Operating lease right-of-use assets	3,589	3,986
Investments in related parties	865	723
Other assets	86	106
Total assets	$70,813	$96,513
Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$2,656	$4,710
Accrued expenses	4,086	3,219
Operating lease liabilities, current	943	894
Financing obligation, current	62	58
Deferred revenue, current	—	2,301
Warrant liability	33	114
Total current liabilities	7,780	11,296
Operating lease liabilities, noncurrent	2,990	3,475
Financing obligation, noncurrent	202	235
Other liabilities, noncurrent	81	—
Total liabilities	11,053	15,006
Commitments and contingencies
Stockholders' equity
Common stock	301	300
Additional paid-in capital	297,875	296,445
Accumulated other comprehensive loss	98	(103)
Accumulated deficit	(238,514)	(215,135)
Total stockholders' equity	59,760	81,507
Total liabilities and stockholders' equity	$70,813	$96,513